1


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BIOCHEM PHARMA                                                       [LOGO]SHIRE

--------------------------------------------------------------------------------

                                Proposed Merger
                                 December 2000
--------------------------------------------------------------------------------
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                                                                               2


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BIOCHEM PHARMA                                                       [LOGO]SHIRE

                  ....a merger of two of the most profitable,
                         fast growing, publicly traded,
                            speciality pharmaceutical
                                  companies...

Comment on "Forward-Looking Statements"

The statements made during today's presentation, or in response to questions during the Question & Answer period, that are not historical facts, are forward-looking statements that involve risks and uncertainties, including but not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, the impact of competitive products, patents, and other risks and uncertainties, including those detailed from time to time in periodic reports, including the F-4 Prospectus and the Annual Report filed on Form 10K by Shire with the Securities and Exchange Commission.


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                                                                               4


Section 57 Financial Services Act

This presentation does not constitute an offer to sell or issue, or a solicitation of any offer to purchase or subscribe for, any ordinary shares in the Company, nor shall it form the basis of, or be relied upon in connection with, any contract for such purchase or subscription. No representation or warranty, express or implied, is made or given by the Company as to the accuracy or completeness of the information or the opinions contained in this presentation and no liability is accepted for any such information or opinions.

This document is for distribution in the United Kingdom to persons of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996. It is not intended to be distributed or passed on, directly or indirectly, to any other class of persons. This document is being supplied to you solely for your information and may not be reproduced, further distributed to any other person or published, in whole or in part, for any purpose.


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                                                                               5


The Merger described in this presentation and in the press release dated 11 December 2000 (the "Press Release"), in which BioChem Shareholders would receive Consideration Shares, requires the shareholder approval of Shire and BioChem and the solicitation of such approval has not yet commenced.

In connection with the Merger, Shire will file a registration statement with the US Securities and Exchange Commission ("SEC") which will include a Prospectus and Proxy Statement. Other materials relating to the Merger will also be filed with the SEC. Investors are urged to read the Prospectus and Proxy Statement and other relevant documents to be filed with the SEC because they will include important information.

Unless Shire otherwise determines, the Prospectus and Proxy Statement will not be sent, directly or indirectly, in or into, or by the use of the mails or any means or instrumentality (including without limitation, telephonically or electronically) of interstate or foreign commerce, or facilities of a national, state or other securities exchange of Australia or Japan and investors in Australia or Japan will not be capable of voting with respect to approving the Merger by any such use, means, instrumentality or facility and this announcement may not be distributed in any such jurisdictions.

Deutsche Bank, which is regulated in the United Kingdom by the Securities and Futures Authority Limited, is acting for Shire and no one else in connection with the Merger and will not be responsible to anyone other than Shire for providing the protections afforded to customers of Deutsche Bank nor for providing advice in relation to the Merger.

Terms used in this presentation shall have the same meaning as those definitions in the "Press Release".


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                                                                               6


                                Merger benefits

o     Broadens and enhances product portfolio

      o     Leading products in ADHD and HIV

      o     5 products in growth phase

o     Deepens pipeline and R&D capability

      o     12 late-stage products in Phase II+

      o     Enhanced lead optimisation/chemistry

      o     Enhanced access to Biotech companies and universities

o     Leveraging of Shire marketing infrastructure

o     Strong cash flow to reinvest in search & development strategy

o     Larger, more diversified portfolio


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BIOCHEM PHARMA                                                       [LOGO]SHIRE

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                                                                               7


                           Combined company overview

Business                     Innovation, specialty pharma

Function                     Search & development plus marketing

Geography                    Direct marketing in 7 of the 8 key markets

Major Therapeutic            CNS, Oncology, Antivirals, Vaccines
Areas


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BIOCHEM PHARMA                                                       [LOGO]SHIRE

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                              Financial dimensions
                           199 pro forma combined(1)

o     US$ 587m revenues(1)(2)

o     US$ 164m operating income(1)(3)

o     Operating margin: 28%(3)

o     US$ 138m R&D (23% of revenues)(1)

o     US$ 8.5bn market capitalisation(4)

(1) Source: Shire and BioChem Pharma management. Based on an average exchange rate over the period of C$1.49 per US$

(2) Includes CliniChem revenues of US$49.3m

(3) Pre APB25 charge

(4) As at December 8th 2000 on a fully diluted basis


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                        Key drivers of revenue growth(1)
                                   2001-2003

Adderall/SLI 381(2)

3TC(TM)/Combivir(TM)/Trizivir(TM)(3)

Agrylin

Pentasa

Carbatrol

Zeffix(TM)(3)

Second Look (CADx)

Reminyl(2)

Lambda(2)

      (1) Ranked by latest twelve months 9/30/00 (LTM) sales

      (2) Subject to relevant regulatory approvals

      (3) 3TC, Combivir, Trizivir and Zeffix are trademarks of GlaxoWellcome


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                           Broadens product portfolio

                                     Last Twelve Months (LTM) 9/30/2000
                             -------------------------------------------------
                             Revenues (US$m)    YoY% growth    Market share(2)
                             ---------------    -----------    ---------------

Adderall                          204.1             +71%             33%

3TC(1)                            125.5              +3%             55%(3)

Agrylin                            47.4             +46%             15%

Pentasa                            46.0             -18%             18%

Carbatrol                          23.2             +96%             25%

ProAmatine                         20.1              -5%             20%

Zeffix(1)                          10.9            +445%            100%

      (1) Trademarks of GlaxoWellcome. Royalty income plus Canadian product sales

      (2) Market share based on IMS prescription data

      (3) Market share based on nucleoside analog monotherapy and combination therapy product revenues; moving 13 week total prescriptions

      Source: Shire Management and BioChem Pharma management. Assumes an average exchange rate of C$1.47 per US$


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                   3TC Franchise: Epivir/Combivir/Trizivir(1)

o Foundation for HIV/AIDS therapy - primary component of many combination therapies

o     Nucleoside analog reverse transcriptase inhibitor

o     US$125.5 million LTM revenues(2)

o Introduction of a once-a-day dosage and encouraging data on resistance profile could sustain future growth

o     Patent protection through 2010(3)

                  (1) 3TC, Epivir, Combivir and Trizivir are trademarks of GlaxoWellcome

                  (2) Royalty income and Canadian product sales

                  (3) Further protection expected on combinations until 2018


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                                   Zeffix(TM)

o     Only approved oral treatment for Hepatitis B

o     Approximately 30 million active chronic HBV sufferers in China and Japan

o     US$10.9 million LTM revenues(1)

o     Launched in Japan November 2000

o     A key growth driver for combined group

o     Patent protection through 2013

                  (1) Royalty income and Canadian product sales


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                                                                              13


                           Querterly Zeffix(TM) sales

   [The following table was depicted as a bar chart in the printed material.]

           Q1 99     Q2 99     Q3 99      Q4 99      Q1 00      Q2 00      Q3 00
           -----     -----     -----      -----      -----      -----      -----
East        0.8       2.2       7.9        13.3       20.0       25.0       28.1
West
North


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BIOCHEM PHARMA                                                       [LOGO]SHIRE

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                     Combined LTM 9/30/00 product sales and
                                   royalties

   [The following table was depicted as a pie chart in the printed material.]

                        Adderall             33%
                        3TC(1)               21%
                        Agrylin               8%
                        Pentasa               8%
                        Carbatrol             4%
                        ProAmatine            3%
                        OTC                   3%
                        Calciums              3%
                        Zeffix(1)             2%
                        Fluviral              1%
                        Others               14%

                             Combined Total:
                                 US$611m

(1) Royalty income stream from GlaxoWellcome sales and Canadian product sales; Trademarks of GlaxoWellcome. Under agreement, BioChem receives royalties from GlaxoWellcome on sales of lamivudine in the treatment of HIV/AIDS
(3TC/Epivir/Combivir/Trizivir) and HBV
(Zeffix/Zefix/Epivir-HBV/Heptovir/Heptodin)

Source: Shire and BioChem management. Based on an average exchange rate over the period of C$1.47 per US$


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                    Combined LTM 9/30/00 sales and royalties
                              by therapeutic area

   [The following table was depicted as a pie chart in the printed material.]

                        CNS                     39%
                        Antiviral               22%
                        Oncology                 8%
                        GI                       8%
                        Metabolic                6%
                        OTC                      3%
                        Other                   14%

                             Combined Total:
                                 US$611m

                  Source: Shire and BioChem management. Based on an average exchange rate over the period of C$1.47 per US$


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                           Geographic product rights

                               US          Canada           Europe       Japan
Epivir/Combivir/Trizivir                    X(1)
Adderall/DextroStat            X
Agrylin                        X            X                 X            X
Pentasa                        X
Carbatrol                      X            X                 X            X
Zeffix                                      X(1)
ProAmatine                     X            X                 X(2)
Reminyl                                                       X(2)
Second Look                    X            X                 X            X

X = already marketed

X = rights owned, future potential market

(1) Joint venture with GlaxoWellcome

(2) UK / Ireland only


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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Research and Development


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                            Enhanced R&D capability

                              Complementary skills

                                     Shire strengths
                          ---------------------------------------------------->

    Lead                                       Clinical /
optimisation           Preclinical             Regulatory         Marketing

------------------------------------------------>
          BioChem Strengths

In complementary therapeutic areas


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                              Development pipeline

----------------          ----------      --------      -------------     -----
Therapeutic Area          PC/Phase I      Phase II      Phase III/Reg     Total
----------------          ----------      --------      -------------     -----

----------------
CNS                            5             1                4             10
----------------

----------------
Antiviral                      2             0                0              2
----------------

----------------
Oncology                       1             1                2              4
----------------

----------------
Vaccines                       3             0                0              3
----------------

----------------
Metabolic / GI                 0             3                1              4
----------------

----------------          ------------------------------------------------------
Total                         11             5                7             23
----------------          ------------------------------------------------------

                   ------------------------------------------
                     11 early stage projects, 12 late stage
                   ------------------------------------------


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                             Post Phase II Pipeline

---------------------------------------------------------------------------------------------
  Product Indication                        Phase II    Phase III    Registration    Marketed
---------------------------------------------------------------------------------------------
Central Nervous System

  Reminyl (galantamine) Alzheimer's disease                                             X

  SLI 381 (Adderall once daily) ADHD                                      X

  Dirame Moderate to severe pain                            X

  Frakefamide Moderate to severe pain(1)       X

  SPD 417 Bipolar disorder                                  X

Oncology / Haematology

  Agrylin Thrombocythemia                                                               X

  Troxatyl leukemia                                         X

  SPD 424 Prostate cancer                                   X

Metabolic disease

  Lambda Hyperphosphatemia                                  X

Gastroenterology

  Balsalazide Ulcerative colitis                                                        X

  Emitasol Diabetic gastroparesis                           X

  Pentasa 500mg Ulcerative colitis                          X

                       (1) Frakefamide acts peripherally


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                           CNS (Alzheimer's disease)

o     Reminyl(TM)(galantamine)

      o     Novel dual mode of action

            -     acetylcholinesterase inhibitor

            -     nicotinic modulator

      o     First European launch (UK) 21 Sept 2000

            -     further EU launches planned(1)

      o     FDA approvable letter Aug 2000

            -     launch planned H1 2001(2)

      o     Japanese launch expected 2003(1)

      o     Co-development and licensing agreement with Janssen

      (1) Subject to regulatory approval

      (2) Subject to final approval


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                                   CNS (ADHD)

o     SLI 381

      o     Novel, once a day formulation of Adderall

      o     First results presented in Oct 2000

      o     NDA submitted early - 3 Oct 2000

      o     Anticipated launch in Q4 2001(1)

o     Adderall new line extensions

      o     Launched in December 2000

      o     Allows increased dosing flexibility

(1) Subject to regulatory approval


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                               CNS (Pain control)

o     Dirame

      o     Oral centrally acting analgesic for moderate to severe pain

      o     Opiate partial agonist and antagonistic activity

      o     Studying addiction potential (key for sales value)

      o     Phase III - US for chronic pain, additional work planned

      o     Global rights owned by Shire

      o     Anticipated launch by 2003(1)

o     Frakefamide

      o Intravenous, peripherally acting opiate analgesic for moderate to severe pain

      o     Phase II for acute pain

      o     Designed to avoid centrally mediated opioid side effects

      o     Partnered with AstraZeneca for all regions, except Canada

                        (1) Subject to regulatory approval


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                             Oncology (Haematology)

o     Agrylin (anagrelide)

      o     For elevated platelet count (eg Essential thrombocythemia)

      o     Platelet specific

      o     Marketed in US and Canada by Shire

      o     Planning registration in Europe, in Phase I in Japan

      o     Orphan drug status in US and Japan

      o     Shire owns worldwide rights


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                                    Oncology

o     Troxatyl(TM) (troxacitabine)

      o     DNA polymerase inhibitor

      o     Phase II development for leukemia (AML, CML-BP)

      o 73% of AML patients demonstrated a reduction in leukemia cells in a Phase IIa trial

      o Further Phase II monotherapy trials and Phase I/II combination trials are ongoing

      o     Worldwide commercialisation rights owned


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                              Foznol(TM) (Lambda)


o     Phosphate binder for patients in end-stage renal failure

o     Major clinical need for non-calcium, non-aluminium based therapies

o     Europe

      o     completing Phase III, filing Q1 2001

o     US

      o     end 2001 filing anticipated(1)

o     Global rights owned

      o     development underway in Japan (end Phase I)(1)

            (1) Subject to regulatory approval


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                                 US         Canada         Europe        Japan
Reminyl                          X            X              X(1)          X
Dirame                           X            X              X             X
Adderall LA (SLI 381)            X            X              X             X
Frakefamide                                   X
Carbatrol (incl bipolar)         X            X              X             X
SPD 421                          X            X              X             X
Agrylin                          X            X              X             X
Troxatyl                         X            X              X             X
SPD 424                          X            X              X             X
Foznol (Lambda)                  X            X              X             X
Balsalazide                                                  X
Pentasa 500mg                    X
Recombinant Vaccines             X            X              X             X

X = already marketed

X = rights owned, future potential market

(1) Except UK/Ireland, where Shire owns the rights


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BIOCHEM PHARMA                                                       [LOGO]SHIRE

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                             Headline merger terms

o     Fixed price offer of US$37, subject to cap and floor

      o     premium of 39.6% over BioChem's closing price on December 8, 2000

o     Values BioChem(1) at approximately US$4.0 billion

o     Cap and floor set:

         Shire ADS (US$)         Terms

         $47.20 - $70.80         Fixed price of US$37

         < $47.20                Fixed exchange ratio of 0.7839

         > $70.80                Fixed exchange ratio of 0.5226

o     Merger agreement contains termination clauses and 19.9% option

o     Closing expected Q2 2001(2)

o     Pro forma market capitalisation of US$8.5 billion(3)

                  (1) Fully diluted share capital

                  (2) Subject to required approvals

                  (3) As of December 8, 2000 on a fully diluted basis


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                 Shire historical financial performance (US$m)

                                  1998           1999      9M to 30/9/00
                                  ----           ----      -------------

Revenue                           309.0          401.5          380.6

Cost of sales                     (95.0)         (93.5)         (67.4)

Gross profit                      214.0          308.0          313.2

R&D                               (59.3)         (77.5)         (86.3)

Selling and G&A                  (101.0)        (130.9)        (112.6)
                                 ======         ======         ======

EBITDA                             53.7           99.6          114.3

(% margin)                         17%            25%            30%

Operating income                   28.5           71.1           91.5

(% margin)                          9%            18%            24%

Net interest                       (0.1)          (2.4)          (4.3)

Other income/(expense)              0.4           (0.5)           0.1

Tax                                (3.0)         (16.1)         (25.3)
                                 ======         ======         ======

Net income(1)                      25.8           52.1           62.0

      (1) Net income stated prior to APB25 charge and exceptionals


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                BioChem historical financial performance (US$m)

                                  1998(1)        1999(1)   9M to 30/9/00(2)
                                  -------        -------   ----------------

Revenue                           141.5(4)       185.7(3)       156.8(4)

Cost of sales                      (8.0)          (9.6)          (9.8)

Gross profit                      133.5          176.1          147.0

R&D                               (34.4)         (60.3)         (34.8)

Selling and G&A                   (21.1)         (17.8)         (20.4)
                                 ======         ======         ======

EBITDA                             78.0           98.0           91.8

(% margin)                         55%            53%            59%

Operating income                   73.4           92.5           86.5

(% margin)                         52%            50%            55%

Net interest                        6.5            3.2            0.0

Other (expense)/income            (81.6)           4.1           94.5

Tax                                (5.1)          (6.5)          (8.1)
                                 ======         ======         ======

Net (loss)/income                  (6.8)          93.3          172.9

            (1) US GAAP

            (2) Canadian GAAP at an average exchange rate of C$1.47 per US$

            (3) Includes CliniChem revenues of US$49.3m in 1999

            (4) Also includes CliniChem revenues


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BIOCHEM PHARMA                                                       [LOGO]SHIRE

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                    Unaudited pro forma Shire and BioChem US
                  GAAP historical financial performance (US$m)

                                                      1998              1999
                                                      ----              ----

Revenue                                              450.5(1)           587.2(2)

Cost of sales                                       (103.0)            (103.0)

Gross profit                                         347.5              484.2

R&D                                                  (93.6)            (137.8)

Selling and G&A                                     (122.1)            (148.6)
                                                    ======             ======

EBITDA                                               131.8              197.8

(% margin)                                            29%                34%

Operating income                                     101.8              163.6

(% margin)                                            23%                28%

Net interest                                           6.4                0.8

Other (loss)/income                                  (81.1)               3.7

Tax                                                   (8.1)             (22.6)
                                                    ======             ======

Net income(3)                                         19.0              145.5

            (1) Includes CliniChem revenues

            (2) Includes CliniChem revenues of US$49.3m in 1999

            (3) Net income stated prior to APB25 charge and exceptionals


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                        Chairman and Executive Directors

Dr James Cavanaugh                                     Chairman
Rolf Stahel                                            Chief Executive
Dr Wilson Totten                                       Group R&D Director
Angus Russell                                          Group Finance Director

New non-executive directors to be appointed on closing from the BioChem Pharma board:

Dr. Francesco Bellini, Ph.D.

Hon. James A. Grant

Gerard Veilleux


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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                                    Summary

o     Leadership in ADHD and HIV

o     More products and projects

o     Complementary skills

o     Enhanced growth prospects

o     Financially attractive

      o     Targeted to be earnings enhancing within one year after closing

      o     Strong combined cash flow

      o     Opportunities for synergies

      o     Increase in net cash position of US$186 million(1)

o     Stronger search capabilities

            (1) BioChem's net cash and temporary investments position as at September 30, 2000 under Canadian GAAP


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BIOCHEM PHARMA                                                       [LOGO]SHIRE
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[LOGO]
BIOCHEM PHARMA                                                       [LOGO]SHIRE


                  ....a merger of two of the most profitable,
                         fast growing, publicly traded,
                           speciality pharmaceutical
                                  companies...